EXHIBIT 99.2
OPENTV CORP. Q4 2006 Investor Conference Call
Transcript of Prepared Remarks
March 15, 2007
2:00 p.m. PST
Operator
Good day ladies and gentlemen and welcome to your fourth-quarter 2006 OpenTV Corp. earnings conference call. My name is June and I will be your coordinator today. [Operator instructions] At this time, I’ll turn the call over to your host, Mr. Mark Beariault, General Counsel. Sir, please proceed.
Mark Beariault — OpenTV Corp. — General Counsel
Thank you, operator. Good afternoon and welcome to OpenTV’s fourth-quarter 2006 financial results call.
I’d like to remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter and past year, will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings and to extend them into new markets, and our ability to maintain the momentum in our revenue growth and to achieve positive net income, are all forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our 2006 Form 10-K filed with the Securities and Exchange Commission earlier today and the other documents and reports that we file from time to time with the SEC.
Those documents and reports can be viewed on our website or on the SEC’s website. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events, or otherwise.
In addition, during this call, we will also refer to certain non-GAAP financial measures, including adjusted EBITDA, and contribution margins, that management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to GAAP measures in our earnings release, which was issued earlier today, and is also posted on the investor relations page of our website. We will make available a web cast replay of this conference call on our website. With that, I will turn the call over to Alan Guggenheim, President and Chief Executive Officer of OpenTV.
Alan Guggenheim — OpenTV Corp. — President, CEO
Thank you, Mark, and welcome everyone to our fourth-quarter 2006 earnings call. Also joining me today is Shum Mukherjee, Executive Vice President and CFO.
First of all, I want to let you know how excited I am to join OpenTV at such an important time in the company’s evolution. I look forward to getting acquainted with all our shareholders and analysts in the coming weeks and months, and to updating you on the company’s progress in our quarterly conference calls and other appearances.
With the recent assumption of control by the Kudelski Group and my appointment as CEO, we have received several inquiries as to the direction of the company. We hope to begin to answer some of these questions; though there is one we cannot answer today. That will be the question about short-term performance. Due to the timing of my formal appointment as CEO, and of the appointment of the new board, we are going to refrain from providing financial guidance on today’s call. We will be reviewing operating and strategic plans with the new board in the coming weeks, and expect to be in position to provide an outlook on our first-quarter conference call.
As for the future direction of the company, I think it is useful first to take stock of where we are today. OpenTV is in a strong position. The company is coming off its best year financially during which it achieved several key milestones, including new customers in emerging markets like India and China, a deal with a major cable operator in France, and our first significant middleware agreement with a U.S. cable operator. In addition, several of our key customers launched services in 2006 with our latest middleware products Core2 and PVR2. Just a few short years ago, OpenTV relied on only three major customers for the majority of its revenue. Over the past few years, we have worked hard to expand our customer base and our revenue potential. Today, I am pleased to report that the company’s middleware and embedded browser HTML technologies have been deployed in more than 81 million set-top boxes and digital televisions by more than 40 network operators worldwide. These accomplishments are, in many respects, due to the strength of our products and our people. OpenTV offers operators a foundational solution that is tested, works on both low-end and high-end set-top boxes, is flexible, and is reliable. These qualities give our customers the ability to launch and manage digital television services with the assurance they can continue to grow and extend their customer offering with new services in the years to come.
We also maintain a solid financial position. In the last couple of years in particular, OpenTV has streamlined its operations and achieved breakeven on an adjusted EBITDA basis. We also generated positive cash flow from operations and ended 2006 with a cash portfolio of $65 million.
While these strengths and accomplishments are significant, they only scratch the surface of what can be achieved. And now is really the right time to make a move. Growth estimates for middleware worldwide are pretty strong, and will be driven by the rapid acceleration we are seeing of digital households around the world. Further, as digital households increase, we also believe the trend will be for a greater number of boxes per household, which translates to increased set-top box shipments. Finally, roughly 40% of the worldwide installed base set-top boxes contain no middleware at all, whereas most new boxes should contain middleware as we move forward. Ultimately, to attract and retain subscribers and generate more revenue from those subscribers, network operators want to deploy advanced services like PVR and interactivity as well as connected experiences leveraging broadband connectivity. As the demand for these services increase, we believe that the business case for middleware becomes even more compelling.
These favorable dynamics are supported by market- and regulatory-led pushes for the adoption of digital television, as well as a proliferation of new delivery platforms beyond cable and satellite. These include digital terrestrial, IPTV, and mobile, among others. In fact, at the same time that digital TV is exploding worldwide, the technology by which it is delivered is evolving more rapidly than ever. Where pure broadcast once gave way to cable, and then to satellite, today we are moving to broadband and hybrid technologies. In this game, OpenTV’s path to success is not only selling middleware and applications, but also delivering products and solutions such as OpenTV Participate, which enables operators to navigate this migration.
So, all of this points to exciting opportunity. However, as you know if you follow our company or industry, business opportunities today don’t necessarily translate into immediate revenues or profits. This is a business with very attractive economics, but with long sales and delivery cycles. The financial gains we hope to see from the industry scenario I have just laid out for you are gains that will develop over the coming years.
That said, we believe that OpenTV is uniquely positioned to thrive in this environment and we expect to strengthen our position going forward. In doing so, however, we will not approach this as a business-as-usual situation. There are many things we can do better — both strategically and in terms of execution. This is a company that can aim higher and, with the support of new leadership, it will do so. We are working on a strategic plan that I will share in more detail as we move forward, but I can give you a few insights today:
•	First, we will accelerate and improve our technology roadmap to capitalize on the great opportunity we see in the near-term. We can deliver more and deliver it better, and we think there’s a pent-up demand for us to do that.

•	Second, we will invest in the people and capabilities needed to support faster integration and deployment of our products, and a better ability to lead our clients through the migration to broadband and hybrid-based delivery platforms. The market opportunity is here now and we must be prepared to seize it more quickly.

•	Finally, we will also shift our performance focus. We have shown we can reach cash-flow breakeven, but we are aiming higher: our goal is to build sustainable net income growth. This is a company that can and will produce positive earnings.
Each of these objectives demands short-term execution, but also long-term focus on the company’s growth and profitability. OpenTV is charting a course for accelerated growth and profitability over the next three to five years as the opportunities in middleware, advanced advertising, and participation technologies unfold. There are some near-term investments needed to get us there, but we are planning for bigger returns in the future.
So I encourage you to stay tuned in the coming months. While we are strengthening the company, we’ll also be focusing on executing on the current business activities and accounts. In 2007, OpenTV will be focused on middleware deployments with key customers; expanding the company’s middleware base; improving our go-to market strategy and execution in advance advertising; and further leveraging our exciting opportunities around participation television. Recently signed deals with customers such as Star Communications in China and the Essel Group in India are expected to have a significant impact on future revenues. We also expect to advance our level of cooperation in the marketplace with the Kudelski Group, while also maintaining our independence and continuing to work with the other vendors.
We are very excited about the traction that our OpenTV Participate solution is gaining, with four accounts in place and increased interest in the market. We have seen this most recently with NBC’s use of OpenTV Participate to power applications for their hit series “Heroes” as well as our recent announcement with Mojo in the Philippines and China.
We also believe we are well positioned for what should be a significant global opportunity in advance advertising. In 2007, television advertising is expected to be a $170 billion market worldwide. The U.S. market alone is expected to account for about $70 billion of that, and local cable advertising totaling over $6 billion. While we are the market share leader in the U.S. in inventory management solutions, we believe a more significant opportunity lies in delivering advanced advertising solutions worldwide, including interactive and addressable advertising. These solutions will address the need to increase television advertising inventory yield, as well as integrating interactive and addressable advertising elements into the converged offerings of our customers.
Before turning the call over to Shum, I want to update you on the Liberate litigation. On February 23, the parties jointly appeared before the judge presiding over the case. In preparation for that hearing, OpenTV and Double C Technologies filed a joint status statement indicating that the parties continue to make headway in settling the litigation within the context of a broad strategic commercial relationship. We further indicated that both OpenTV and Double C believe that resolution of this matter without further litigation remains possible. After hearing the statements of the parties, the judge agreed to issue an additional stay of the litigation until May 23 to allow for settlement discussions. If the dispute has not been settled by May 23, the judge indicated that he would direct the parties to participate in non-binding mediation. We remain optimistic that we will be able to resolve this matter in a mutually beneficial manner that avoids further litigation, and we will keep you posted.
I will now let Shum review our financial and operational results in more detail. After that, we will be open for questions. Shum?
Shum Mukherjee — OpenTV Corp. — EVP, CFO
Thank you, Alan. As Alan discussed, 2006 was a busy and productive year for the company, resulting in some significant customer wins. These wins involved a wide area of our product and service offerings with customers around the world, including Time Warner, Essel Group, Digiturk, Star Communications, Innovative Systems, and others. On the Participate side of the business we signed agreements with NBC and Mojo. We also increased our market position in the U.S. Advertising Traffic and Billing business, which now stands at 55% of the total market in the U.S.
We also achieved adjusted EBITDA profitability for the fifth consecutive quarter, while generating $3 million in cash from operating activities for the year. At the same time, we streamlined some of our unprofitable businesses, most notably BettingCorp, PlayJam, and NASCAR. As noted previously, we signed an agreement to sell the listing position of our BettingCorp channel on BSkyB in the U.K., and BettingCorp’s customer list for its fixed odds gaming business. We retained all of the intellectual property, technology, and other outlets associated with the BettingCorp business which, as are you aware, is the core of our OpenTV Participate product line. As for the PlayJam business, we have conducted an extensive review of our operations and are making the necessary changes to achieve improved and profitable sales.
Let’s now turn to the income statement. Fourth-quarter revenues were $26.7 million, an increase of $2.5 million or 10% over revenues of $24.2 million reported in Q4 2005. This was the strongest revenue quarter in our history. Our growth was driven by a $3.7 million increase in our middleware segment, and a $0.5 million increase in our applications segment, offset by a $1.6 million decrease in our BettingCorp segment. On a sequential basis, revenue was slightly higher than the $26.6 million reported in the third quarter of 2006.
For the full year, revenues were $101.9 million, an increase of 17% over revenues of $87.4 million reported in 2005 and consistent with our 2006 guidance. Revenue growth for the year was driven by a $10.6 million increase in our middleware segment, and a $4.3 million increase in our applications segment, slightly offset by a $400,000 decrease in our BettingCorp segment.
Deferred revenue at the end of Q4 2006 was $25.6 million, an increase of $1.3 million over the $24.3 million reported in the third quarter, and a 13% increase over the $22.6 million reported at the end of Q4 2005. The increase reflects strength in invoiced business and cash collections from our customers that we cannot yet recognize as revenues under U.S. GAAP rules.
Let’s look more closely at a few related revenue matters, the first being revenue recognition timing. There are three timelines related to this process:
•	First, the timeline of RFP to agreement;

•	Second, the time period from signing an agreement to launching services;

•	and finally, the period between launch and revenue recognition.
The RFP to agreement process takes on an average up to six months to complete. The agreement to launch cycle takes about 6 to 18 months. The reason for this variance relates to the scope of the agreement and the complexity of the solution being deployed. Finally, the average cycle time from launch to revenue recognition can be anywhere from 0 to 24 months. The timeframe varies widely by customer, due to factors both in and out of our control. The more complex an agreement — meaning the more services a client expects to take from us — the longer the revenue recognition cycle can take as those incremental offerings are rolled out. For us, the ultimate economics to be gained from a customer relationship take precedence over the more immediate revenue that we could recognize through a simple sale of middleware. On the other side of the coin, timing of deployment of future services is clearly at the customer’s discretion, so our ability to predict timing of revenue recognition is difficult.
So, to summarize, the total cycle time between RFP and revenue recognition can vary between 6 months and 48 months and the cycle time between agreement and revenue recognition can vary between 6 to 42 months. In light of this potentially long cycle time between agreement and revenue recognition, it is important to consider four metrics to assess OpenTV’s growth prospects. These four metrics are customer pipeline, billings, revenues, and deferred revenues.
Looking at our current customer pipeline for large customers, meaning those with revenues exceeding $1 million a quarter, from a historical perspective, we’ve had three customers the past several years — Echostar, BSkyB, and SkyItalia, all of which accounted for 50% of our revenue in 2004, but only 41% in 2006. The takeaway here is that while our relationships with these three customers remain strong and we continue to secure additional business from them, we have also added new customers for a wide range of our service offerings, enabling us to diversify our revenue base by customer, geography and product offerings.
In 2006, we began recognizing revenue from three additional customers that were originally signed or launched in 2004, including Foxtel, UGC, and NET in Brazil. In addition, we launched or commenced installation activity in 2006 for three customers for whom we have not yet recognized any revenue. These include:
•	Essel Group in India, launched in November, 2006.

•	Time Warner, which we continue to expect to launch in the second half of 2007.

•	And Star Communications in China, which we expect to launch in 2007.
Beyond these launches, we maintain a strong prospect and customer pipeline and expect to continue to significantly increase the number of large customers we service over the next few years.
The next three metrics — billings, revenues, and deferred revenues are interrelated.
•	Billings refers to the sum total of invoices we have raised on our customers. As discussed earlier, billings for royalty payments or subscription fees typically start when we launch a service; however, not all these billings may be immediately recognizable as GAAP revenues, and a portion of them are deferred and gets added to our deferred revenue account. Revenue deferrals typically occurs when we have not delivered all the products and services listed in the agreement with the customer. As an example, our agreement might include delivery of both Core and PVR products, but the customer might request us to install only the Core product at launch. In this case, we can not recognize any revenue until we have installed the PVR product, which to a large extent depends upon the timing dictated by our customer.

•	Turning to our next metric, Revenues relates to the sum of current billings immediately recognizable as revenues plus recognition of previously deferred revenues.

•	And finally, deferred revenues relates to all billings that have not yet been recognized as revenues. Arithmetically, billings equals the sum of revenues plus the change in deferred revenues.
I would now lake to review the highlights of our Middleware segment and the key aspects of our P&L and balance sheet. For a more detailed review, I would encourage you to refer to our Form 10-K, which was filed earlier today with the SEC and is available on our website.
Looking at our Middleware segment, the fourth quarter saw continued execution by OpenTV serving its diverse global customer base. The company’s middleware and embedded browser technologies have now been deployed on over 81 million set-top boxes and digital television sets. During the second half of 2006, OpenTV flash downloaded 1.4 million copies of middleware to set-top boxes for DishTV in India. In Latin America, we have now shipped over 450,000 set-top boxes to NET in Brazil. And we maintain a strong position with major customers in Europe including BSkyB, SkyItalia, and UPC.
Now, turning to adjusted EBITDA. We calculate Adjusted EBITDA before unusual items by subtracting unallocated corporate overhead from contribution margin. Adjusted EBITDA before unusual items for the 2006 fourth quarter was $1 million, which is $200,000 higher than the $800,000 reported for the same period in 2005. This marks the fifth consecutive quarter of positive Adjusted EBITDA, before unusual items. Net loss for the fourth quarter was $3.4 million, or $0.03 per share, compared with net income of $2.6 million, or $0.02 per share, a year ago. Net income in Q4 of 2005 included a gain of $3.1 million related to the sale of our investment in a private company. Net loss for the fourth quarter of 2006 included $1.3 million in restructuring charges and $500,000 in share-based compensation costs under new options accounting rules. These rules were not in effect in Q4 of 2005. For the full year, adjusted EBITDA, before unusual items, was $3.9 million, which is $4.6 million higher than the loss of $700,000 reported for 2005 and marks the first full year of positive Adjusted EBITDA, before unusual items in the company’s history. Net loss for 2006 was $10.8 million, or $0.08 a share, compared with a net loss of $8.5 million, or $0.07 per share, in 2005. Net loss for 2006 included $3.3 million, or $0.02 per share, in share-based compensation costs under new options accounting rules. The net loss number of $0.07 per share for 2005 did not include share-based compensation costs.

We continue to have a solid balance sheet and maintain a strong financial position. Our cash portfolio on December 31, 2006 stood at $65.2 million. Since then, our cash position has been further strengthened by Liberty’s capital contribution to us of $5.4 million at the close of the Kudelski transaction in February 2007. We still expect to receive up to an additional $14.3 million in early 2008 when Liberty’s escrow arrangements with Kudelski expire.
Lastly, we recently completed our assessment of our internal control over financial reporting as of December 31, 2006, as required under the Sarbanes-Oxley Act. I am pleased to report management’s conclusion, which was audited by Grant Thornton, found that our internal control over financial reporting was effective.
While we expect in 2007 to continue improving both our top and bottom line compared to 2006, as Alan mentioned, we are unfortunately not in a position today to provide our financial outlook, but expect to do so on our next call.
Middleware will continue to be our primary growth driver in 2007 and the foreseeable future. Middleware continues to represent the majority of our revenues, and contribution margins will continue to be very healthy. We also anticipate accelerating execution on certain aspects of our technology roadmap to better position us to capitalize on new market opportunities.
In summary, 2006 was a good year for the company from both an operational and financial perspective, and our long-term outlook for 2007 and beyond remains bright. We continue to strengthen our financial position and balance sheet, drive top line growth and keep our expenses in check, while also investing in the future of the business. We are taking important steps to position the company for long-term growth and success, and we look forward to the road ahead. With that I’ll turn the call over to the operator for questions.